UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ADAPTEC, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P. STEEL PARTNERS HOLDINGS L.P. STEEL PARTNERS LLC STEEL PARTNERS II GP LLC WARREN G. LICHTENSTEIN JACK L. HOWARD JOHN J. QUICKE
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Steel Partners II, L.P. (“SP II”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of consents from stockholders of Adaptec, Inc., a Delaware corporation (“Adaptec”), for the removal of two directors, Sundi Sundaresh and Robert Loarie, from the Board of Directors of Adaptec (the “Consent Solicitation”).  SP II has filed a definitive consent statement with the SEC with regard to the Consent Solicitation.
Item 1:  Press release issued by SP II on October 12, 2009:

Steel Partners Comments on Glass Lewis Report

Independent Proxy Advisor Believes Adaptec’s Ever-Worsening Financial Results and
Underperformance Warrant a Change to the Board and/or Management

NEW YORK--(BUSINESS WIRE)--Steel Partners II, L.P. (“Steel Partners”) announced today that Glass Lewis & Co. has issued a proxy report in which it states that Steel Partners has “correctly identified a pattern of underperformance” at Adaptec, Inc. (“Adaptec” or the “Company”) (NASDAQ:ADPT) and that “the Company’s deteriorating financial performance and poor handling of the recent Aristos Logic acquisition call into question whether the Company’s Board has provided sufficient oversight in recent years.”

Steel Partners today issued the following statement:

“We are pleased that Glass Lewis agrees with us that the Company’s poor financial results and underperformance warrant a change to the Adaptec Board and/or management team. Importantly, Glass Lewis acknowledges certain failures of the Company under the control of the Legacy Directors and Mr. Sundaresh that have led to steadily declining revenue, large and continuing operating losses and a continued decline in the market value of the Company’s stock. Glass Lewis also says it is ‘troubled by the Company’s execution of the acquisition of Aristos Logic’ and is concerned that ‘this acquisition has contributed to the Company’s recent losses.’

“We believe, however, that Glass Lewis missed the mark with respect to a few critical issues in its recommendation. First, it appears that Glass Lewis failed to take into account that the full Board approved the hiring of a nationally-recognized investment bank to evaluate all options to maximize stockholder value. After a thorough process, the Company’s financial advisor recommended that Adaptec explore the sale of the Company’s operating business, intellectual property and real estate, and then look to redeploy the capital in a way to maximize the value of the net operating loss carry forwards (NOLs). A majority of the full Board approved going forward with this recommendation while certain Legacy Directors, Messrs. Sundaresh, Kennedy and Loarie, voted against it.

“Unfortunately, Glass Lewis failed to appreciate that this consent solicitation is not about Steel Partners substituting its judgment regarding the timing of strategic transactions for that of the Board. It is about our commitment to follow the Board-approved recommendation of the Company’s independent financial advisor, which Mr. Sundaresh and certain Legacy Directors now oppose in favor of continuing to run the Company’s failing operating business while pursuing a risky, large-scale acquisition. In saying that “it would be premature to push through a sale of the Company without first taking steps to rectify the Company’s performance problems,” Glass Lewis is essentially substituting its own judgment for that of the Company’s financial advisor, who conducted a comprehensive strategic review process, and the Board of Directors.

“It also appears that Glass Lewis did not give appropriate consideration or weight to the massive corporate governance failures at Adaptec under the control of the Legacy Directors. Specifically, the proxy report fails to take into account that the Legacy Directors:

•	Took hostile actions against our director representatives, Jack Howard and John Quicke, to diminish our influence on the Board and preserve Mr. Sundaresh’s position as CEO;

•	Refused to waive the nomination deadline to avoid the consent solicitation and allow stockholders to have a choice and level playing field at the Annual Meeting;

•	Permitted Mr. Sundaresh to personally recruit three new director nominees who collectively lack experience and qualifications to serve on the Board; and

•	Own less than 1% of the Company’s outstanding shares and have little “skin in the game.”

“Unfortunately, rather than hold accountable the Legacy Directors, who have effectively controlled the Board for the past several years, Glass Lewis instead notes that the Company’s operational performance has not improved since our director representatives joined the Board. We are disappointed that Glass Lewis failed to recognize the positive impact our director representatives have had on the Board since December 2007 despite the oppressive control of the Legacy Directors. Among other things, Messrs. Howard and Quicke have:

•	Pushed management to come up with a business plan that would generate growing revenues and eliminate operating losses in order for the Company to become profitable;

•	Recommended on several occasions the return of capital to Adaptec stockholders through stock buybacks at less than cash value; and

•
Moved the Company toward pay for performance for senior management, using restricted stock awards that vest based on meeting performance based criteria, versus the previously granted time-based restricted stock.

Steel Partners recommends that all Adaptec stockholders sign, date and return the WHITE consent card today! We urge you not to revoke your consent by signing any gold consent revocation card sent to you by Adaptec or otherwise, and to revoke any consent revocation you may have already submitted to Adaptec. Follow the simple voting instructions contained on the WHITE consent card or contact MacKenzie Partners, Inc. at 800-322-2885 or 212-929-5500.

About Steel Partners

Steel Partners Holdings L.P. (“SPH”) is a global diversified holding company that owns majority-owned subsidiaries, controlled companies and other interests in a variety of operating assets and businesses. SPH seeks to work with the management of these companies to increase corporate value over the long term for all stakeholders and shareholders through growth initiatives, Steel Partners Operational Excellence programs, the Steel Partners Purchasing Council, balance sheet improvements and capital allocation policies.

Steel Partners II LP is a wholly-owned subsidiary of SPH.

Contact:

Steel Partners
Jason Booth, 310-941-3616